EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 33-22581 (as amended), 33-36303, 33-63554, 333-50388, 333-136289, and 333-140949 on Form S-8 and Registration Statements No. 333-141220 and 333-146262 on Form S-3 of our reports dated February 12, 2010, relating to the consolidated financial statements and financial statement schedule of USG Corporation and the effectiveness of USG Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of USG Corporation for the year ended December 31, 2009.
DELOITTE & TOUCHE LLP
Chicago, Illinois
February 12, 2010